Exhibit 5.1

[Letterhead of CTS Corporation]

CTS Corporation

1142 West Beardsley Ave.

Elkhart, Indiana  46514

Re: Registration Statement on Form S-8 Filed by CTS Corporation

Ladies and Gentlemen:

I have acted as counsel for CTS Corporation, an Indiana corporation (the “Company”), in connection with the CTS Corporation 2014 Performance and Incentive Compensation Plan (the “Plan”). In connection with the opinion expressed herein, I have examined such documents, records and matters of law as I have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, I am of the opinion that the 1,500,000 shares (the “Shares”) of the Company’s common stock, without par value (the “Common Stock”), that may be issued or delivered and sold pursuant to the Plan and the authorized forms of stock option, restricted stock or other applicable award agreements thereunder (the “Award Agreements”) will be, when issued or delivered and sold in accordance with the Plan and the Award Agreements, validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the laws of the State of Indiana, as currently in effect, and I express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein. In addition, I have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and the Award Agreements will be in full force and effect at all times at which is the Shares are issued or delivered and sold by the Company, and that the Company will take no action inconsistent with such resolutions. In rendering the opinion above, I have assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Robert J. Patton

Robert J. Patton
Vice President, General Counsel & Secretary